SCHEDULE 14A
                                (RULE 14A-101)

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                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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                   Chicago Mercantile Exchange Holdings Inc.
               (Name of Registrant as Specified in Its Charter)


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         The following communication was distributed to owners of shares of
Class B-2 common stock of Chicago Mercantile Exchange Holdings Inc. on or about March 19, 2003:

                            RICHARD (ROCKET) APPEL

                                      DRA

                          A REQUEST FOR YOUR SUPPORT

Dear Class B-2 Shareholder:

My name is Richard "Rocket" Appel and I am a candidate for the CLASS B-2 BOARD OF DIRECTORS SEAT at the Chicago Mercantile Exchange this April 2003.

I wish to take this opportunity to introduce myself by giving you a brief insight of my work history, an agenda of what my position on the CME matters are and why I need the support of the FCM Community.

BACKGROUND
I have been a member of the IMM division since 1983. Prior to coming the CME, I spent seven years working in the cash markets for the Investment Firm of Salomon Bros. and First Pennco Securities (a New York primary government securities dealer) involved in both institutional sales and proprietary trading.

EVOLUTION OF THE CME
We have now transformed into a publically traded corporation and again will be called upon to provide the necessary liquidity through various trading platforms. The use of electronic based trading is her to stay. However, that does not mean we should abandon our proven pit based trading. We all know that the personal relationships developed over the past years will not be replaced by cheaper transaction cost alone.

                                    AGENDA

EXPANSION OF CME CLIENT BASE OF NEW CUSTOMERS
I believe that during the next two years, the FCM Community and CME itself will face serious competitive challenges to our market share and client base. We have seen other exchanges become victims of exclusive electronic based organizations. The CME and its FCM clients have thus far keep even with any outside intrusion. However, if we are to advance, we must look for new upgrades in our systems of trading, communications, and reporting to maintain the level of liquidity and integrity that the CME has shown thus far.

ELECTRONIC TRADING PLATFORM
I believe there is a need and a place for electronic based trading. With world wide communications available on a twenty four hour basis, CME and its FCM Community can use electronic trading to compliment their respective competitive positions by offering their clients a choice of trading methods where-ever they may be domiciled.

I believe the CME should not engage in an "either one or the other" type of marketing service to prospective clients, but should assist the FCM community in providing the customer different alternative to access our markets.

FLOOR OPERATIONS AND OPERATING PROCEDURES
FCM's have seen their profit margins reduced during the last few years while direct costs have remained constant or risen. I believe the CME should review on an ongoing basis, the need for new types of incentive programs along with new product innovations to increase the FCM's ability to attract new clients at a more profitable transaction rate.


                       PLEASE READ DISCLAIMER ON REVERSE


Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 22, 2003. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.